Exhibit 10.1

EXECUTION VERSION
ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of this 25th day of March, 2010, by and between WHITE ELECTRONIC DESIGNS CORPORATION, an Indiana corporation (the “Seller”), and BOWMAR LLC, an Indiana limited liability company (the “Purchaser”). The Seller and Purchaser are hereinafter referred to as the “Parties.”
WHEREAS, the Seller is engaged in the Business (as such term is defined in Exhibit A); and
WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Purchased Assets, and in connection therewith the Purchaser is willing to assume from the Seller all of the Assumed Liabilities (as hereinafter defined), all upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01. Certain Defined Terms. For purposes of this Agreement terms not otherwise defined in the body of this Agreement are defined in Exhibit A.
SECTION 1.02. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”
(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(g) references to a Person are also to its successors and permitted assigns; and
(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE II
PURCHASE AND SALE
SECTION 2.01. Purchase and Sale of Assets.
(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Seller’s right, title and interest in and to the following assets (the “Purchased Assets”):
     (i) the Real Property;
     (ii) the Tangible Assets;
     (iii) the Inventories, which, in no event shall be less than (A) with respect to finished goods, twenty five thousand dollars ($25,000) and (B) with respect to the aggregate, one million two hundred eighty thousand dollars ($1,280,000) of total net Inventory (the “Anticipated Inventory Amount”);
     (iv) the rights of the Seller under the Assigned Contracts;
     (v) the Transferred Intellectual Property as listed on Schedule 3.11;
     (vi) all customer and supplier contact lists and information, all telephone and facsimile numbers, advertising materials and business plans;
     (vii) the books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and any rights thereto owned, solely associated with or solely employed by the Seller in the conduct of the Business;
     (viii) the Granite State Prepayment Amount as defined and discussed on Schedule 2.02 (a)(vi); and
     (iv) reimbursement from Palomar Products Inc., if any, due under the Purchase Order (number 92-541829-BD) by and between Seller and Palomar Products Inc.

(b) Notwithstanding anything in Section 2.01(a) to the contrary, the Seller shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase, and the Purchased Assets shall not include, the Seller’s right title and interest to any assets of the Seller not expressly included in the Purchased Assets (the “Excluded Assets”), including:
     (i) the Receivables;
     (ii) the other Excluded Assets on Schedule 2.01(b)(ii);
     (iii) all cash and cash equivalents, securities, and negotiable instruments of the Seller on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any obligation or contingent obligation of the Seller or any Affiliate relating solely to the Business; and
     (iv) all rights of the Seller under this Agreement and the Additional Agreements.
SECTION 2.02. Assumption and Exclusion of Liabilities.
(a) Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall, by executing and delivering, at the Closing, the Assumption Agreement, assume, and agree to pay, perform and discharge when due, the following obligations and Liabilities of Seller (collectively, the “Assumed Liabilities”):
     (i) all Liabilities of the Seller related to the Assigned Contracts arising on or after the Closing Date (except for Warranty Claims for products of the Business sold prior to the Closing Date);
     (ii) all Liabilities for Warranty claims relating to products of the Business sold on or after the Closing Date;
     (iii) all Liabilities in respect of any and all accounts payables and the accrued vacation, sick leave, workers’ compensation claims and insurance claims of the Transferred Employees arising on or after the Closing Date, including any claims or liabilities arising out of any collective bargaining or other agreements (written or oral) between Purchaser and the UAW (as defined below);
     (iv) all Environmental Liabilities arising on or after the Closing Date relating to the Purchaser’s operation of the Business, use of the Real Property or other actions of the Purchaser on or after the Closing Date;
     (v) all Taxes relating to the Purchased Assets or the Business other than (A) Excluded Taxes, and (B) the portion of Taxes related to a Straddle Period which are attributable to Seller pursuant to the terms hereof; and
     (vi) all Liabilities listed on Schedule 2.02 (a)(vi).

(b) Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly set forth in Section 2.02(a), Purchaser will not assume, acquire, or be responsible for any Liabilities, obligations or expenses, whether fixed or contingent, known or unknown, matured or unmatured, executory or non-executory, to the extent such liability or obligations arise out of occurrences, events or transactions prior to the Closing Date, even if they do not become known until after such date (collectively, the “Excluded Liabilities”). Excluded Liabilities shall expressly include the following:
     (i) all Excluded Taxes and the portion of Taxes related to a Straddle Period which are attributable to Seller pursuant to the terms hereof;
     (ii) all Liabilities relating to or arising out of the Excluded Assets;
     (iii) the Seller’s obligations under this Agreement;
     (iv) all Liabilities in respect of any and all accounts payables and the accrued vacation, sick leave, workers’ compensation claims and insurance claims of the Transferred Employees arising prior to the Closing Date;
     (v) all Environmental Liabilities relating to the Seller’s operation of the Business prior to the Closing Date;
     (vi) all Liabilities under any Employee Benefit Plan created or maintained by Seller (including, without limitation, the Unfunded Obligations); and
     (vii) all Liabilities for Warranty claims relating to products of the Business sold prior to the Closing Date.
SECTION 2.03. Purchase Price; Allocation of Purchase Price.
(a) Subject to the adjustments set forth in Section 2.07, the purchase price for the Purchased Assets shall be one million eight hundred thousand dollars ($1,800,000) (the “Purchase Price”), of which one million five hundred thousand dollars ($1,500,000) shall be paid in cash at the Closing by wire transfer in immediately available funds (the “Closing Payment Amount”) and the other three hundred thousand dollars ($300,000) to be documented as the Promissory Note.
(b) The sum of the Purchase Price and the Assumed Liabilities (to the extent required by Tax Law) shall be allocated among the Purchased Assets as of the Closing in accordance with Exhibit 2.03(b) (the “Allocation”). For all Tax purposes, the Purchaser and the Seller agree that the Contemplated Transactions shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that neither of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise. Each of the Seller and the Purchaser agrees to cooperate with the other in preparing IRS Form 8594, and to furnish the other with a copy of such form prepared in draft form within a reasonable period before its filing due date.

SECTION 2.04. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Snell & Wilmer L.L.P., One Arizona Center, 400 East Van Buren Street, Phoenix, Arizona 85004 on the date of this Agreement.
SECTION 2.05. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:
(a) executed counterparts of each Additional Agreement to which the Seller is a party;
(b) a true and complete copy, certified by a duly authorized officer of the Seller, of the resolutions duly and validly adopted by the appropriate members or other authorized body of the Seller evidencing its authorization of the execution and delivery of this Agreement and the Additional Agreements and the consummation of the Contemplated Transactions; and
(c) possession of the Purchased Assets.
SECTION 2.06. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller (except as to the deliverables in Section 2.06(c) which Seller may waive as of Closing and which thereafter become post-Closing deliverables which must be delivered by Purchaser to Seller within three (3) days of the Closing Date):
(a) the Closing Payment Amount by wire transfer in immediately available funds to the Purchase Price Bank Account;
(b) executed counterparts of each Additional Agreement to which the Purchaser is a party;
(c) as required by Section 42.1204 of the Federal Acquisition Regulations (“FAR”):
     (i) evidence of Purchaser’s capability to perform the currently open contracts with the U.S. government that the Seller holds that are as set forth in Schedule 2.06(d) (hereinafter the “USG Contracts”) and are the subject of the novation agreement previously provided to Purchaser by Seller, as prescribed by the U.S. government with the express understanding by Purchaser that the U.S. government may request additional evidence to what is provided by Purchaser at Closing; with Purchaser’s express agreement herein that it will provide to Seller whatever information is requested by the U.S. government regarding Purchaser’s capability to perform the USG Contracts, and with Purchaser’s express commitment to take all commercially reasonable steps (not including the payment of money, creation of any escrow or contribution of any additional capital) to assist Seller in its efforts to convince the U.S. government that the novation of the USG Contracts is in the best interest of the U.S. government;
     (ii) an authenticated copy of Purchaser’s articles of organization and operating agreement;

     (iii) an opinion of legal counsel of Purchaser; and
     (iv) balance sheets of Purchaser as of immediately before and after the Closing Date, with signed certifications by a senior official of Purchaser explaining why independent accountants have not certified the accuracy of the balance sheets, yet explaining why the Purchaser feels the balance sheets are accurate; and
(d) a true and complete copy, certified by an authorized officer of the Purchaser, of the resolutions duly and validly adopted by the board of directors (or similar body) of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
Seller represents and warrants the following to Purchaser as of the date hereof:
SECTION 3.01. Organization and Good Standing. Seller is a corporation, duly organized and validly existing under the laws of Indiana.
SECTION 3.02. Authority and Enforceability; No Conflict.
(a) Seller has the power and authority to enter into this Agreement, to enter into the Additional Agreements and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Additional Agreements have been authorized by all necessary action on Seller’s part. This Agreement and the Additional Agreements to which Seller is a party, when fully executed and delivered, will constitute legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.
(b) Assuming that all consents, approvals, authorizations and other actions described in Schedule 3.2 with respect to Seller with respect to Purchaser have been obtained and except as may result from any facts or circumstances relating solely to Purchaser, Seller’s execution and delivery of this Agreement and the Additional Agreements and the consummation of the Contemplated Transactions do not violate, conflict with or result in a breach of any provision of (i) Seller’s Governing Documents, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to Seller or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Seller is now a party or by which it or any of its properties or assets may be bound or affected, except in the case of clauses (ii) and (iii), as would not (A) materially and adversely affect the ability of the Seller to carry out its obligations under and to consummate the Contemplated Transactions, or (B) otherwise have a Material Adverse Effect.
SECTION 3.03. Financial Statements.
(a) True and complete copies of (i) the unaudited balance sheet of the Business for the fiscal year ended as of September 30, 2009, and the related unaudited statements of income and cash flows of the Business (collectively, the “Financial Statements”) and (ii) the unaudited balance sheet of the Business as of January 31, 2010, and the related unaudited statements of income and cash flows of the Business have been delivered by the Seller to the Purchaser (the “Interim Financial Statements”).
(b) The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Seller (except as may be indicated in the notes thereto), and (ii) present fairly in all material respects the financial condition and results of operations of the Business as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Seller, clauses (ii) and (iii) above being subject, in the case of the Interim Financial Statements, to normal recurring year end adjustments and the absence of notes, the effect of which are not, individually or in the aggregate, material.
SECTION 3.04. Undisclosed Liabilities. Except as set forth on Schedule 3.4, the Purchased Assets have no liabilities or obligations of any nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than those (a) reflected in the Disclosure Schedules to this Agreement, (b) current liabilities incurred by the Business in the ordinary course since January 31, 2010 or (c) which would not have a Material Adverse Effect.
SECTION 3.05. Tax Matters. Except as set forth on Schedule 3.5:
(a) the Seller has not received from any foreign, federal, state or local taxing authority, and which remains currently unresolved, any (a) written notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of any assessment or proposed assessment for any period; and
(b) there are no liens for Taxes on any of Seller’s assets, other than liens for Taxes not yet due and payable.
SECTION 3.06. Title. Seller has sufficient title to the Purchased Assets and the Real Property to conduct its business as currently conducted, with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect. The Purchased Assets are free and clear of Encumbrances in an aggregate amount equal to or less than ten thousand dollars ($10,000) (except for Encumbrances for Taxes for the current year which are not yet due and payable). To the Seller’s Knowledge, the Seller has not conducted any repairs to the Real Property in an aggregate amount equal to or more than ten thousand dollars ($10,000) in the previous ninety (90) days prior to the Closing Date.
(a) Schedule 3.6(a) contains a true and complete list of all material Tangible Assets that Seller primarily used in connection with the operation of, or that are related to, the

Business or the absence of which would not individually or in the aggregate result in a Material Adverse Effect.
(b) Schedule 3.6(b) contains a true and complete list of all material Prepaid Expenses relating to the Business.
SECTION 3.07. Contracts.
(a) Schedule 3.7 (a) identifies each Material Contract (but only to the extent such contract and agreement would be transferred to Purchaser hereunder or the absence of which would not individually or in the aggregate result in a Material Adverse Effect). Seller has delivered to Purchaser a true and complete copy of each Material Contract.
(b) Except as set forth on Schedule 3.7 (b):
          (i) each Material Contract is in full force and effect and is legal, valid, binding and enforceable against Seller (and to Seller’s Knowledge binding and enforceable against the other parties to the Material Contracts) in accordance with its terms;
          (ii) each Material Contract is assignable by Seller to Purchaser without the consent of any other Person;
          (iii) to Sellers’ Knowledge, following the Closing, each Assigned Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms; and
          (iv) to Seller’s Knowledge, there exist no defaults by Seller under any Assigned Contract (except such defaults, which taken as a whole, would not result in a Material Adverse Effect).
SECTION 3.08. Real Property.
(a) Schedule 3.8 sets forth the address, legal description and tax parcel identification number for the Real Property. Except for the Real Property, Seller does not own or lease any property necessary for the continued operation of the Business as it is currently being conducted.
(b) Except as disclosed to Purchaser in writing, Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered all or any portion of its interest in any of the Real Property.
SECTION 3.09. Condition of Assets. Except as set forth on Schedule 3.9:
(a) the Tangible Assets are in generally good repair and operating condition (ordinary wear and tear excepted), are suitable for immediate use in the ordinary course of operating the Business; and

(b) Seller has maintained all of the Tangible Assets in the ordinary course of the Business.
SECTION 3.10. Inventories. To Seller’s Knowledge, each item of Seller’s finished goods Inventory is fit for the purpose for which it was manufactured by the Business. Except as otherwise shown on Schedule 3.10, to Seller’s Knowledge, Seller is not in possession of any Inventory that it does not own.
SECTION 3.11. Intellectual Property. The attached Schedule 3.11 contains a true and complete list of Transferred Intellectual Property and any and all corporate and assumed names under which Seller has conducted (in the past 15 years) or is currently conducting the Business. Except as set forth on the attached Schedule 3.11 and to Seller’s Knowledge, Seller has the right to use and own, has good and marketable title to and has the exclusive right to assign its entire right, title and interest in and to all of the Transferred Intellectual Property, and each item of the Transferred Intellectual Property is in full force and effect. To Seller’s Knowledge, the items comprising the Transferred Intellectual Property are the only Intellectual Property necessary to conduct the Business as presently conducted by Seller. To Seller’s Knowledge, Seller has received no written notice from any third party claiming that any of the Transferred Intellectual Property infringes on the rights of any third party.
SECTION 3.12. Permits and Licenses. Schedule 3.12 is a list of all Licenses. Seller has provided Purchaser with copies of all Licenses. Except as set forth on Schedule 3.12, all of the Licenses are in full force and effect and are assignable or transferable to Purchaser in connection with the Contemplated Transactions.
SECTION 3.13. Employees.
(a) Schedule 3.13(a) contains an accurate list of all of the agents and employees of Seller who are employed at the Business and the following information: (i) each employee’s and agent’s current salary or hourly rate, (ii) annual bonus (and, if applicable, any fringe benefits available to such employees), if any, for the fiscal year ended September 30, 2009 and the current fiscal year, (iii) each employee’s and agent’s title and position; (iv) whether any such employee or agent is employed fulltime at the Business; and (v) whether such employee or agent is absent from active employment and, if so, the date such absence commenced, the reason for such absence and the anticipated date of return to active employment.
(b) Except as set forth on Schedule 3.13(b) or as agreed to or negotiated by Purchaser, to Seller’s Knowledge there are no, nor have there ever been, written or verbal collective bargaining or union contracts, employment agreements or other understandings with or affecting any of Seller’s employees who are listed on Schedule 3.13.
(c) Except as set forth on Schedule 3.13(c), all payments due from Seller on account of employees’ work, including health or welfare insurance, vacation monies, retirement plan contributions and severance payments, have been paid pursuant to the ordinary course of the Business.
(d) To Seller’s Knowledge and except as set forth on Schedule 3.13(d) or as may have been conveyed to Purchaser by the labor union established in connection with the Business

(i) no labor dispute pertaining to the Business has been threatened in writing by the applicable union, and (ii) there are no unfair labor practice complaints pending against the Seller or threatened in writing.
(e) Seller has supplied Purchaser a complete and materially accurate copy of (i) each employee’s Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured or retained by Seller pursuant to the Immigration Reform and Control Act of 1986. Seller has not been cited, fined, served with a notice of intent to fine or with a cease and desist order, nor, to Seller’s Knowledge has any action or administrative proceeding been initiated or threatened in writing against the Seller by reason of any actual or alleged failure to comply with the Immigration Reform and Control Act of 1986.
(f) To Seller’s Knowledge and assuming Purchaser hires the Transferred Employees, Seller has not engaged in any “Plant Closing” or “Mass Layoff” in connection with the Contemplated Transactions as defined in the Worker Adjustment and Retraining Notification Act (WARN).
SECTION 3.14. Employee Benefits.
(a) Plans and Material Documents. Schedule 3.14 lists all Employee Benefit Plans with respect to which the Seller has any obligation or which are maintained, contributed to or sponsored by the Seller for the benefit of any current or former employee, officer or director of the Business. Each Employee Benefit Plan is in writing, and the Seller has made available to the Purchaser a true and complete copy of each such plan.
(b) Compliance of Plans. Each Employee Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of applicable Requirements of Law. The Seller has performed all material obligations required to be performed by it under, not in any material respect in default under or in material violation of, and the Seller has no Knowledge of any material default or violation by any party to, any Employee Benefit Plan. No Proceeding is pending or, to the Knowledge of the Seller, threatened with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course).
(c) Qualification of Certain Plans. Except as specifically set forth in Schedule 3.14, each Employee Benefit Plan that is intended to be qualified under Section 401 of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to such plan (for which determination letters are currently available) that such plan is so qualified and any trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501 of the Code has received a determination letter from the IRS that it is so exempt, and no letter from the IRS to adversely affect the qualified status of any such plan or the exempt status of any such trust has been received.
(d) No Multiemployer Plans or Unfunded Obligations. None of the Employee Benefit Plans are multiemployer plans (as defined by the Code or ERISA) and Seller has made all contributions to such Employee Benefit Plans as required by the terms of such Plans and applicable law arising out of pre-Closing employee services except as otherwise set forth on Schedule 3.14(d).
SECTION 3.15. Customers. Schedule 3.15 lists, for the fiscal year ended September 30, 2009, and for the four months ending January 31, 2010, the ten (10) largest customers (by dollar volume) of the Business during such year or partial year, showing the dollar volume of each. As of the date hereof, to Seller’s Knowledge, no customer listed in Schedule 3.15 has notified Seller of its intention to cease or substantially reduce purchasing goods or services from Seller.
SECTION 3.16. Suppliers. Schedule 3.16 lists, for the fiscal year ended September 30, 2009 and for the four months ending January 31, 2010, the ten (10) largest suppliers (by dollar volume) of the Business during such year or partial year, showing the dollar volume of each. As of the date hereof, to Seller’s Knowledge, no supplier listed in Schedule 3.16 has notified Seller of its intention to cease or substantially reduce supplying goods or services to Seller.
SECTION 3.17. Environmental, Health and Safety Matters. Seller has provided Purchaser with true, correct and complete copies of all Environmental Reports within Seller’s possession generated within the last three (3) years with respect to the Business. To Seller’s Knowledge, and except as set forth in the Environmental Reports or on Schedule 3.17 or as would not otherwise have a Material Adverse Effect:
(a) Seller has not received notice of Proceedings or losses relating to alleged violations by Seller of any Environmental Laws relating to the Business or relating to the presence, discharge, release or disposal of Hazardous Materials at, on, in or under the Real Property, or any property adjoining the Real Property;
(b) Seller has not received notice or a request for information as a potentially responsible party for any facility, site or location pursuant to CERCLA or other similar Environmental Law relating to the Business or the Real Property; and
(c) There are currently no underground storage tanks, active or abandoned on or under the Real Property.
SECTION 3.18. Legal Proceedings; Orders. Except as set forth in Schedule 3.18 there is no pending or, to Seller’s Knowledge, threatened Proceeding by or against Seller or that primarily relates to the Business or any of the Purchased Assets that would have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement, any Additional Agreements or the Contemplated Transactions. Except as set forth in Schedule 3.18, there is no Order to which the Purchased Assets is subject.
SECTION 3.19. Compliance With Laws. Except as set forth in Schedule 3.19 and as would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Additional Agreements or (b) otherwise have a Material Adverse Effect,

(a) Seller has conducted and continues to conduct the Business in accordance with all Requirement of Law applicable to the Business or the ownership or use of any of its assets; and
(b) to Seller’s Knowledge, Seller has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Requirement of Law or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
SECTION 3.20. Warranty Matters.
(a) Schedule 3.20 contains an accurate list of any individual warranty claim with an amount in question equal to or more than $5,000 made with respect to goods or services provided by the Business since January 1, 2006, including the claimant’s name, the nature of the claim and the amount paid to satisfy the claim. Schedule 3.20 contains a true and complete list of each form of Warranty related to products of the Business.
(b) Except as listed on Schedule 3.20, Seller is not aware of (i) any actual or alleged accident, failure, condition or defect in any of Seller’s products or services that resulted, or is alleged to have resulted, in bodily injury or damage to property (including Seller’s product), or (ii) any complaints of defects in, or complaints of any actual or potential malfunction of, any of Seller’s products and services.
SECTION 3.21. Brokers’ or Finders’ Fees. Neither Seller nor any of its employees, agents or representatives have incurred any obligation, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Purchased Assets or the Contemplated Transactions.
SECTION 3.22. Relationships with Related Persons. Except as disclosed in Schedule 3.22 or as a result of ownership of equity stock in the Seller, no Affiliate, officer or director of Seller:
(a) has any interest in any property (whether real, personal or mixed) used in or pertaining to the Business;
(b) has business dealings or a material financial interest in any transaction with the Business; or
(c) has engaged in competition with the Business with respect to any line of the products or services of the Division in any market presently served by Seller, except for individual ownership of less than ten percent (10%) of the outstanding capital stock of a competing business that is publicly traded on any recognized exchange or in the over the counter market.
SECTION 3.23. Disclaimer of Seller. (A) THE PURCHASED ASSETS AND THE REAL PROPERTY ARE BEING SOLD ON AN “AS IS,” “WHERE IS” BASIS AS OF THE CLOSING AND IN ITS CONDITION AS OF CLOSING WITH “ALL FAULTS” AND,

EXCEPT FOR REPRESENTATION AND WARRANTIES SET FORTH IN THIS ARTICLE III OR AS CONTAINED IN ANY DEED TO ANY REAL PROPERTY DELIVERED AT THE CLOSING, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE PURCHAED ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING, (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING, OR (IV) THE BOWMAR NAME OR ANY RIGHTS THAT SELLER MAY HAVE UNDER THIS MARK AND (B) OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLE VII OF THIS AGREEMENT, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES RESULTING FROM INFORMATION PROVIDED TO THE PURCHASER, ITS AFFILIATES, ADVISORS OR REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, IN CERTAIN DATA ROOMS, MANAGEMENT PRESENTATIONS, DISCUSSIONS OR RESPONSES TO QUESTIONS IN CONNECTION WITH THE EVALUATION OF THE CONTEMPLATED TRANSACTIONS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
Purchaser represents and warrants the following to Seller as of the date hereof:
SECTION 4.01. Organization and Good Standing. Purchaser is a limited liability company, duly organized and validly existing under the laws of Indiana.
SECTION 4.02. Authority and Enforceability; No Conflict.
(a) Purchaser has the power and authority to enter into this Agreement, to enter into the Additional Agreements and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Additional Agreements have been authorized by all necessary action on Purchaser’s part. This Agreement and the Additional Agreements to which Purchaser is a party, when fully executed and delivered, will constitute legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.
(b) Assuming that all consents, approvals, authorizations and other actions described in Schedule 3.2 (with respect to Seller) and in Schedule 4.2 (with respect to Purchaser) have been obtained and except as may result from any facts or circumstances relating solely to Seller, Purchaser’s execution and delivery of this Agreement and the Additional Agreements and the consummation of the Contemplated Transactions do not violate, conflict with or result in a breach of any provision of (i) Purchaser’s Governing Documents, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Purchaser or any of its properties or assets, or (iii) except as set forth in Schedule 4.2, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Purchaser is now a party or by which it or any of its properties or assets may be bound or affected, except in the case of clauses (ii) and (iii), as would not (A) materially and adversely affect the ability of the Purchaser to carry out its obligations under and to consummate the Contemplated Transactions, or (B) otherwise have a material adverse effect.
SECTION 4.03. Financing. As of the date hereof, the Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Additional Agreements or otherwise necessary to consummate the Contemplated Transactions.
SECTION 4.04. Litigation. Except as set forth in Schedule 4.4, as of the date hereof, no Proceeding by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Additional Agreement or the consummation of the Contemplated Transactions.
SECTION 4.05. Brokers. Neither Purchaser nor any of its employees, agents or representatives have incurred any obligation, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Purchased Assets or the Contemplated Transactions.
SECTION 4.06. Independent Investigation; Seller’s Representations. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or its representatives (except the specific representations and warranties of the Seller set forth in Article IV and the schedules thereto and in the Additional Agreements). The Purchaser hereby agrees and acknowledges that (a) other than the representations and warranties made to Seller in Article IV and Deed (if any), none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets or the Business including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Seller or (iii) the probable success or profitability of the Business after the Closing and (b) other than the obligations of the Seller set forth in Section 7.02, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the

Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, including any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the Contemplated Transactions. No knowledge that the Purchaser should have gained as a result of its due diligence investigation shall limit the scope of the remedies available to Purchaser based on Seller’s representations and warranties made in Article IV of this Agreement or any of the Additional Agreements; provided, however that the knowledge that Purchaser has obtained as a result of the independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Business shall prevent Purchaser from later making a claim for a breach of a covenant set forth in this Agreement or specific representations and warranties of the Seller set forth in Article III (and the related disclosure schedules) and in the Additional Agreements.
ARTICLE V
ADDITIONAL AGREEMENTS
SECTION 5.01. Maintenance of Customer and Government Certifications.
(a) The Seller shall use its commercially reasonable efforts to assist Purchaser in maintaining the certifications, existing at the Closing Date, from the Seller’s customers related to the Business, including both private and governmental certifications but excluding general quality certifications similar to the following certifications of the Business: AS9100/ISO9001 Registered, Calibration Compliance to ISO 10012 and ESD Controls — Reference MIL-STD-1686) (“Certifications”).
(b) If, in maintaining the Certifications (or undergoing third-party audits or assessments related to Certifications), the Purchaser incurs reasonable costs and expenses from external advisors or counsel during the two (2) years following the Closing Date, the Purchaser shall submit with sufficient supporting evidence an invoice(s) accounting for such reasonable costs and expenses of external advisors or counsel to Seller for reimbursement; provided, however, that Seller’s maximum obligation to reimburse Purchaser pursuant to this Section 5.01 shall not exceed $150,000; provided, further, that the reimbursement obligations of Seller under this Section 5.01(b) excludes Purchaser’s costs and expenses associated with (i) export licensing and registration with competent U.S. government export control law authorities and (ii) Purchaser’s obtaining its own DUNS number and any other registration necessary to be recognized as a contractor by the United States government. If not disputed, Seller shall reimburse Purchaser for such costs and expenses of external advisors or counsel. If disputed, and the parties are unable to resolve such amounts within sixty (60) days of Seller’s receipt of the applicable invoice(s) from Purchaser, then the matter shall be handled consistent with Section 8.15 (Arbitration) hereunder, unless otherwise mutually agreed to in writing by the parties. In the event of a Fundamental Change, Seller’s remaining obligations, if any, under this Section 5.01 shall terminate.

SECTION 5.02. Bulk Transfer Laws. The Purchaser hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser.
SECTION 5.03. Transition Services. Following the Closing, the Seller shall provide, or cause to be provided, to the Purchaser the following services (absent a Fundamental Change, in which case Seller’s obligation under this Section 5.03 shall terminate):
(a) For period of nine (9) months following the Closing Date, the Seller shall, assuming reasonable advance notice by Purchaser, use commercially reasonable efforts to make its sales force available during normal business hours to the Purchaser to introduce the Purchaser’s sales personnel to customers of the Business; and
(b) For a period of one hundred twenty (120) days following the Closing Date, the Seller shall, assuming reasonable advance notice, provide information technology services to the Purchaser consistent with the parameters set forth on Schedule 5.03(b). During this period, the Seller and the Purchaser will separate all information technology hardware and software related to the Business from the Seller’s system. Seller shall not be liable to Purchaser for any Loss (as defined in Section 7.02) arising out of or resulting from the information technology services to be provided to Purchaser as set forth on Schedule 5.03(b).
(c) For a period of twelve (12) months following the Closing Date, the Seller shall include a pointer on Seller’s website to direct visitors inquiring as to the products or services of the Business to the Purchaser’s website.
SECTION 5.04. Further Action. The parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Contemplated Transactions. These actions of the parties shall include continued commercially reasonable efforts to obtain customer consents related to purchaser orders existing as of the Closing Date (including, without limitation, consents to assignment regarding purchase order in connection with Non-Consented Contracts and consents to novation for purchase orders in connection with Novation Contracts) all as listed on Schedule 3.2 (except for those five purchase orders listed at the end of Schedule 3.2 which are related to non-current customers of Seller).
SECTION 5.05. Tax Cooperation and Exchange of Information. Until Purchaser files its Tax Returns for fiscal year 2010, assuming that Purchaser complies with all applicable filing deadlines in connection with such filing, the Seller and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company and the Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes relating to the Purchased Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. The Seller and the Purchaser will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 5.05. Each of the Seller and the Purchaser will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Business for the taxable period first ending after the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given the opportunity, after 90 days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 5.09 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
SECTION 5.06. Conveyance Taxes. The Purchaser agrees to assume liability for and to pay all Conveyance Taxes incurred as a result of the Contemplated Transactions. In the event that any Conveyance Taxes may be avoided under applicable laws with respect to any portion of the Purchased Assets or Real Property, by Purchaser providing to Seller at or prior to Closing, an exemption certificate, resale certificate or similar documentation, Purchaser shall not be responsible for any taxes on such portion of the Purchased Assets or Real Property provided such documentation is fully and accurately completed and would be accepted by the appropriate taxing authority.
SECTION 5.07. Proration of Taxes, Refunds and Certain Charges. All real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any Straddle Period, whether imposed or assessed before or after the date of the Closing, shall be prorated as shown on the Closing Statement.
(a) All real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any Straddle Period, whether imposed or assessed before or after the date of the Closing, shall be prorated between the Seller and the Purchaser as of 12:01 A.M. on the date of the Closing. If any Taxes subject to proration are paid by the Purchaser, on the one hand, or the Seller, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).
(b) Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by the Seller for any period in which the date of the Closing shall occur, including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the Closing, and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. on the date of the Closing. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the date of the Closing.
(c) All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Business for any period in which the Closing shall occur shall be prorated so that the Seller shall be end to that portion of any such installment applicable to the period up to but not including the date of the Closing and the Purchaser shall be entitled to that portion of any such installment applicable to any period from and after the date of the Closing, and if the Purchaser or the Seller, as the case may be, shall receive any such payments after the date of the Closing, they shall promptly remit to such other parties their share of such payments.
(d) In the event that any sales, transfer, excise or similar taxes (“Sales Taxes”) are imposed on the transfer of the Purchased Assets or Real Property from Seller to Purchaser pursuant to this Agreement, Purchaser hereby agrees that it will bear responsibility for any such taxes.
(e) The Parties acknowledge and agree that any Tax refunds relating to any Taxes in which Seller is responsible for under this Agreement shall be the property of the Seller. The Purchaser agrees to immediately transfer any Tax refunds that it or any of its Affiliates receive related to such Taxes to the Seller, and Purchaser agrees to promptly execute and file any claim for refund with respect to such Taxes with the appropriate government and taxing authority and fully pursue and resolve such claim as requested by the Seller.
(f) The prorations pursuant to this Section 5.07 may be calculated after the Closing Date, as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting proration of any item obtains the information required to calculate such proration of such item.
SECTION 5.08. Non-Compete.
(a) Each of the Seller and its Affiliates, employees, officers, and directors (the "Restricted Parties”) agrees that it will not directly or indirectly own, manage, operate, join, control or participate in or be employed by, directly or indirectly, for the purpose of producing, distributing, selling goods or products or competing with the Business in the manufacturing, production and selling of electromechanical devices for the defense and aerospace industry (as such Business was being conducted by Seller prior to the Closing Date) within the Territory at any time during the Term.
(b) The term “Territory” shall include the entire domestic and international market for the Business in the electromechanical devices for the defense and aerospace industry (in light of the actual and potential customers for the Business existing on the Closing Date). Each of the Restricted Parties expressly agrees that the geographic restriction contained herein is reasonable in its scope and geographic restraints.

(c) The “Term” of the non-competition provisions set forth in this Section 5.08 shall begin on the Closing Date and shall terminate on the third (3rd) anniversary of the Closing. In the event of a Fundamental Change, Seller’s obligations under this Section 5.08 shall not be enforceable against or apply to any acquiror of Seller or any merged entity in which Seller was merged into (or any Parent of any such merged entity) if such acquirer or entity, prior to the consummation of the Fundamental Change, had an existing product line or business that would be deemed to be competitive with the Business.
(d) During the Term, none of the Restricted Parties shall, directly or indirectly, communicate with or contact any person or entity who was a customer of the Business in the Territory prior to the Closing Date for the purpose of soliciting such customer to purchase any goods or products of a type being manufactured, marketed, sold or distributed by the Business in the Territory prior to the Closing. Notwithstanding the foregoing, nothing in this Section 5.08(d) shall be deemed to restrict the Restricted Parties from communicating with the customers of Seller for purposes not in violation of this Section 5.08.
(e) Each of the Restricted Parties acknowledges and recognizes that a violation of this Section 5.08 may cause irreparable and substantial damage and harm to the Purchaser and the Purchaser will have no adequate remedy at law for such violation, absent specific performance enforcing this covenant. The provisions of this Section 5.08 are specifically enforceable and, upon a showing of a violation of this Agreement, each of the Restricted Parties agrees that the Purchaser shall be entitled as a matter of right to a temporary restraining order and a preliminary and permanent injunction from any court of competent jurisdiction, restraining any further violation of such terms. Such rights to specific enforcement and injunctive relief shall be cumulative and in addition to any other remedies the Purchaser may have under this Agreement or either at law or in equity.
SECTION 5.09. Warranty Work for Pre-closing Products. During the term of any applicable Warranty relating to products of the Business sold prior to the Closing Date, the Purchaser hereby agrees and covenants to service any Warranty claims and perform any Warranty work on Business products sold by the Seller prior to the Closing Date. The Purchaser shall charge the Seller for such work at the rates and fees mutually agreed upon by the Purchaser and the Seller as set forth in Schedule 5.09. Following the completion of such Warranty work, the Purchaser shall distribute an invoice documenting any Warranty work performed and evidencing any costs of such work (“Warranty Invoice”) and Seller, assuming it does not dispute such invoice, shall pay such amount owed to the Seller for such Warranty work performed. If disputed, and the parties are unable to resolve such amounts within sixty (60) days of Seller’s receipt of the applicable invoice(s), then the matter shall be handled consistent with Section 8.15 (Arbitration) hereunder, unless otherwise agreed to in writing by the parties. In the event of a Fundamental Change, (i) the Seller’s obligation under this Section 5.09 shall terminate and (ii) the amount of principal owed under the Promissory Note shall be reduced by an amount equal to $20,000 (so, by way of example, if the principal of the Promissory Note was then currently at $300,000 then the principal amount under the Promissory Note would be reduced to $280,000), provided, however, if no principal amount is owed under the Promissory Note, Seller shall make a payment in an amount equal to $20,000 to Purchaser.

SECTION 5.10. Additional Named Insured on Insurance Policy. Seller shall within thirty (30) days of the Closing Date cause Purchaser to be named as an additional named insured on the Insurance Policy. Seller shall use its commercially reasonable efforts to cause to be maintained the Insurance Policy in full force and effect for a period of at least ten (10) years from the date of the commencement of the Insurance Policy.
SECTION 5.11. Receivables. The Parties acknowledge and agree that the payments due relating to the Receivables (and any other Excluded Asset) shall be the property of the Seller. The Purchaser agrees to immediately transfer to Seller any such payments received by it or any of its Affiliates relating to the Receivables (and any other Excluded Asset).
SECTION 5.12. Unfunded Obligations. Seller shall satisfy all obligations relating to the Union Pension Plan (or other claimant entitled thereto) with respect to any and all Unfunded Obligations.
SECTION 5.13. Acceleration of Shipment of Certain Contracts. The Purchaser shall use its commercially reasonable efforts to (i) obtain written authorization from the applicable customers to accelerate shipments under the Non-consented Contracts and the Novation Contracts and (ii) accelerate shipments under the Non-consented Contracts and the Novation Contracts for those customers that have provided written authorization, provided that such acceleration of shipments shall be subject to Purchaser’s other production obligations, and provided further that Purchaser shall not be obligated to incur any overtime, expedited shipping or other unusual expenses in accelerating such shipments. Purchaser shall notify Seller in writing if it accelerates shipments under the Non-consented Contracts or the Novation Contracts.
SECTION 5.14. Purchaser Infrastructure to Contract with United States Government. The Purchaser represents that immediately following the Closing Date, and in no event more than three (3) business days after the Closing Date, Purchaser shall initiate obtaining its own DUNS number and registration under the Central Contractor Registration (“CCR”) to permit Purchaser to contract with the United State government after the Closing. Purchaser understands that these registrations are needed in order for Seller to properly request the novation of the USG Contracts and the transfer of the current Commercial and Government Entity (“CAGE”) code of the Seller for the benefit of the Acquired Assets to Purchaser. During the Interim Period (as defined below), the parties hereby agree to mutually coordinate efforts with the U.S. government after the Closing Date to determine how requests for new contracts by the U.S. government related to the Business after the Closing Date should be handled until the U.S. government determines approval of the request of Seller to assign or novate the USG Contracts to Purchaser and transfer the CAGE Code related to the Acquired Assets to Purchaser. The period between the Closing Date and the date that is the earlier of (i) the date the Seller’s CAGE code is transferred to Purchaser or (ii) the date that the U.S. government notifies Seller that the CAGE code cannot be transferred, shall be referred to as the “Interim Period.”
SECTION 5.15. USG Contracts During the Interim Period, Seller shall take commercially reasonable steps, during the process of requesting the novation of the USG Contracts, to transfer to the CAGE Code currently held by the Seller for the benefit of the Business. Notwithstanding any of the foregoing, this obligations set forth in Section 5.15 is contingent upon the United States government agreeing to the novation of the USG Contracts and the Defense Logistics Information Service and applicable legal requirements permitting the transfer of the CAGE Code.
SECTION 5.16. Open Bids. Seller reserves the right to cancel any bid to a prospective customer of the Business that has been submitted by Seller prior to the Closing Date and for which the prospective customer of the Business needs only accept the bid in order for Seller to be bound contractually to the prospective customer (“Open Bids”). Seller agrees, however, to use commercially reasonable efforts to assist Purchaser to encourage such prospective customers to accept replacement bids from Purchaser for Open Bids in lieu of Seller cancelling Open Bids.
SECTION 5.17 Operations During the Interim Period. During the Interim Period (and absent a Fundamental Change, in which case Seller’s obligation under this Section 5.17 shall terminate), the parties shall use commercially reasonable efforts to:
(a) promptly inform each of other of efforts and communications with the U.S. government regarding the novation of the USG Contracts and the transfer of Seller’s CAGE code; and
(b) with respect to Seller, forward to Purchaser all requests, inquiries and communications (including, without limitation, invitations to bid) received which reasonably relate to the Acquired Assets and with respect to Purchaser, forward to Seller all requests, inquiries and communications (including, without limitation, invitations to bid) received which do not reasonably relate to the Acquired Assets; and
(c) coordinate efforts to permit Purchaser to use Seller’s CAGE code to bid on U.S. government contracts (with any such use of Seller’s CAGE code being agreed to in advance by the parties); provided that such efforts by Seller and any use by Purchaser of the CAGE code shall in no way obligate or require Seller to incur any liability for purchase orders, contracts or agreements entered into on or after the Closing Date or incur overtime or other unusual expenses.
SECTION 5.18. Forwarding of Payments. Seller shall, as soon as reasonably practicable but in no event less than ten (10) business days after receipt by Seller, forward to Purchaser any and all payments Seller receives on or after the Closing Date which are reasonably determined to be the rightful property of Purchaser taking into account the transactions contemplated by this Agreement. Purchaser shall, as soon as reasonably practicable but in no event less than ten (10) business days after receipt by Purchaser, forward to Seller any and all payments Purchaser receives on or after the Closing Date which are reasonably determined to be the rightful property of Seller taking into account the transaction contemplated by this Agreement.
ARTICLE VI
EMPLOYEE MATTERS
SECTION 6.01. Offer of Employment. As of the Closing Date, except for those employees identified on Schedule 6.01, the Purchaser shall offer employment to each of the then-current employees of the Business. As used herein, “Transferred Employee” means each employee who accepts such offer. Purchaser hereby covenants to employ the Transferred Employee on the same terms as set forth on Schedule 6.01, which schedule includes a list of salary and benefits of each such Transferred Employee.
SECTION 6.02. Employee Benefits. As of the Closing Date, each Transferred Employee shall cease to be covered under the Employee Benefit Plans. As of the Closing Date, the Transferred Employees shall be covered by the employee benefit plans of the Purchaser, if any. Each Transferred Employee shall receive credit for services with the Seller and its Affiliates and predecessors under the Purchaser’s employee benefit plans for purposes of eligibility, vesting and benefit accrual; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof.
SECTION 6.03. Modification and Amendments to Certain Contracts. Purchaser hereby covenants that it shall not modify or amend the terms and conditions of, or subcontract the obligations under the the Non-consented Contracts or the Novation Contracts without Seller’s express written consent, to be given in Seller’s sole discretion.
SECTION 6.04. ITAR
(a) Subject to the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed) (and absent a Fundamental Change, upon which event Seller’s obligation under this Section 6.04 shall cease), the Purchaser shall be able to export products subject to the ITAR but exempt from licensing under the ITAR and products permitted to be exported as of the time of export under any valid export license held by the Seller for the Business at the time of the Closing until the earlier of:
     (i) a period of nine (9) months following the Closing Date or
     (ii) until the Purchaser is registered as an exporter/manufacturer under the ITAR and has obtained its own export licensing for the export of the unshipped items on Seller’s export licenses for the Business at the time of the Closing.
(b) In order for the Purchaser to use the export brokering service offered by Seller to the Purchaser and contemplated in this Section 6.04, the Purchaser shall notify Seller in writing each time the Purchaser desires to use Seller’s export brokering service, providing sufficient detail for Seller to determine if the proposed export transactions are covered by existing export authorizations from DDTC. Each transaction in which Seller will act as an export broker for the Purchaser needs to be approved in writing by Seller , which approval shall not be unreasonably withheld, conditioned or delayed.
(c) The parties hereby agree that the shipment that Purchaser intends to make to Ascot in Japan on April 15, 2010 is authorized under Seller’s export license; provided that Seller reserves (and Purchaser expressly grants) the right of Seller to review the documentation against the product intended for export prior to the intended shipment on or about April 15, 2010 to ensure that the shipment and its documentation fully comply with the terms of the applicable export license.
(d) It is expressly understood and accepted by the Purchaser that:

(i) the Purchaser will pay all costs associated with the shipment and insurance coverage on the conveyance of all Defense Articles and Technical Data exported by Seller on behalf of the Purchaser pursuant to this Section 6.04;
(ii) the Purchaser shall indemnify Seller and hold Seller harmless for all liability incurred by the Seller related to this Section 6.04, including but not limited to the unauthorized export, alleged or actual, of Defense Articles or Technical Data by Seller on behalf of the Purchaser;
(iii) Seller is not obligated after the Closing Date to prepare or file any new license applications or other requests for export authorization for the benefit of the Business. Purchaser understands and accepts that it will be responsible for all costs (including outside advisors) associated with the preparation, filing, tracking, and review of any new license applications or other requests for export authorization after Closing.
(iv) As soon as practicable after DDTC approves the registration of the Purchaser as an manufacturer/exporter under the ITAR, the Purchaser will apply for and obtain licenses and other export authorizations to replace the licenses and other export authorizations from DDTC then held by Seller for the benefit of the Business. The Purchaser will use best efforts to timely obtain all export authorizations from DDTC necessary to release Seller of the obligation contained herein to provide an export brokering service for the Business.
(v) The Purchaser will provide written monthly updates to Seller, within the first five (5) business day of each calendar month, regarding the status of the Purchaser’s efforts to obtain registration as a manufacturer/exporter under the ITAR and licenses and other export authorizations to replace the licenses and other export authorizations from DDTC held by Seller for the benefit of the Business. The amount of detail required in these monthly updates are fact and circumstances specific, and the Purchaser agrees to provide updates that contain all the material facts which are required to present Seller with an accurate understanding of where things stand.
SECTION 6.05. Union Representation. Purchaser hereby covenants that, on or immediately after the Closing Date, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its Local 1389 (“UAW”), will continue to be recognized as the legal representative of production and maintenance employees of the Business for purposes of collective bargaining. The terms and conditions of employment for those Transferred Employees will be those agreed to between the UAW and the Purchaser. As of the Closing Date, any further obligations to the UAW or to UAW represented Transferred Employees for recognition, bargaining, compensation or fringe benefits, not including the Unfunded Obligations, will be with the Purchaser, not the Seller.
ARTICLE VII
INDEMNIFICATION
SECTION 7.01. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the

Closing for a period of twelve (12) months after the Closing; provided, however, that the representations and warranties contained in Section 3.05 (relating to Taxes) and Section 3.01 (relating to organization, good standing) and 3.02 (relating to authority and enforceability, no conflicts), will survive until six (6) months after the expiration of the applicable statute of limitations, as determined by a court of competent jurisdiction; provided further that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 7.01 shall survive until such claim is finally and fully resolved. Except for those covenants and agreements that by their explicit terms are to be performed in whole or in part for a different time frame, all covenants and agreements contained herein shall remain in full force and effect for a period of twelve (12) months following the Closing Date.
SECTION 7.02. Indemnification by the Seller. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter, a “Loss”), arising out of or resulting from: (i) the breach of any representation or warranty made by the Seller contained in this Agreement; (ii) the breach of any covenant or agreement by the Seller contained in this Agreement; (iii) the Excluded Assets; (iv) the Excluded Liabilities and (v) the Unfunded Obligations.
SECTION 7.03. Indemnification by the Purchaser. The Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from: (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement; (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement; (iii) the Assumed Liabilities; (iv) the Purchased Assets; or (v) the conduct of the Business by the Purchaser following the Closing, including the failure to perform the obligations under the Assigned Contracts, whether fully assigned or transferred pursuant to a novation agreement by Seller.
SECTION 7.04. Limits on Indemnification.
(a) No claim may be asserted nor may any Action be commenced against either party hereto for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 7.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.
(b) Notwithstanding anything to the contrary contained in this Agreement: (i) the maximum amount of indemnifiable Losses which may be recovered by either Party arising out of or resulting from the causes set forth in Section 7.02 (in the case of Purchaser) or Section 7.03 (in the case of Seller) shall be an amount equal to the Closing Payment Amount; (ii) neither party hereto shall have any liability under any provision of this Agreement or any Ancillary Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Ancillary Agreement; (iii) in the event a party hereto establishes prior to the Closing that any of the representations and warranties to survive the Closing in accordance with Section 7.01 are not true and correct as of the Closing, its sole and exclusive remedy with respect to any such breach shall be to not close the transaction, and (v) no breach by the Seller of any representation, warranty, covenant or agreement in this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and neither the Purchaser nor any Affiliate of Purchaser shall have any claim or recourse against the Seller or its directors, officers, employees, Affiliates, controlling persons, agents advisors or representatives with respect to such breach, if the Purchaser or any Affiliate of Purchaser had, prior to the execution of this Agreement, actual knowledge of such breach.
(c) For all purposes of this Article VIII, “Losses” shall be net of any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.
SECTION 7.05. Notice of Loss; Third Party Claims.
(a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
(b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article VIII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 8.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying

Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.
SECTION 7.06. Tax Treatment. To the extent permitted by Law, the parties hereto agree to treat all payments made under this Article VIII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the Purchase Price for all Tax purposes.
SECTION 7.07. Remedies. The Purchaser and the Seller acknowledge and agree that (i) following the Closing, the indemnification provisions of Section 7.02 and Section 7.03 shall be the sole and exclusive remedies of the Purchaser and the Seller for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Seller, after the consummation of the purchase and sale of the Purchased Assets contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.
ARTICLE VIII
GENERAL PROVISIONS
SECTION 8.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):
(a)	if to the Seller: White Electronic Designs Corporation 3601 East University Drive Phoenix, Arizona 85034 Telecopy: (602) 437-0556 Attention: Chief Executive Officer with a copy to:

Snell & Wilmer L.L.P. 400 E. Van Buren Phoenix, AZ 85004 Telecopy: (602) 382-6070 Attention: Franc Del Fosse

(b)	if to the Purchaser:

Ruffolo Benson LLC
200 East Main Street, Suite 540
Fort Wayne, IN 46802
Telecopy: 260-420-1013
Attention: Karen Goldner

with a copy to:

Richard C. Bruder, Esq.
7457 Franklin Road, Suite 250
Bloomfield Hills, MI 48301
Telecopy: 248-406-5111
SECTION 8.03. Public Announcements. Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media with respect to the same without the prior written consent of the other Party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.
SECTION 8.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
SECTION 8.05. Entire Agreement. This Agreement and the Additional Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 8.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be.
SECTION 8.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 8.08.
SECTION 8.08. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.
SECTION 8.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VIII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
SECTION 8.10. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
SECTION 8.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana.
SECTION 8.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.
SECTION 8.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Telecopied (faxed) or emailed (adobe pdf) signatures shall be binding as originals.
SECTION 8.14. Further Assurances. From time to time after the date of this Agreement, either party hereto may reasonably request the other party execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer, and take such other action, as the requesting party may reasonably request in order to more effectively consummate the Contemplated Transactions, which shall include but not be limited to matters in connection with closing the books of the pre-Closing Business, requesting financial information of the Business including relating to pre-Closing Tax filings and returns and any other information with respect to assisting Seller with its public reporting obligations. Upon a party’s reasonable request, the other party will cooperate and use their commercially reasonable efforts to have their Affiliates, officers, directors, employees and agents cooperate on or after the date of this Agreement by furnishing information and other assistance in connection with the consummation of the Contemplated Transactions.
SECTION 8.15. Arbitration. Any dispute between the parties regarding any provision in this Agreement shall be resolved by expedited binding arbitration before a single arbitrator. Such arbitrator will be selected mutually by representatives of the Seller and Purchaser. Unless otherwise agreed to by the parties, the arbitration will be conducted in accordance with the rules of commercial arbitration of the American Arbitration Association (AAA). Such arbitration shall occur in Fort Wayne, Indiana. Judgment upon the award of the arbitrators may be entered by any court of competent jurisdiction. Costs of the arbitrator and fees of AAA shall be allocated equally among the parties, provided that if the arbitrator determines appropriate, such arbitrator may allocate fees (including legal fees of the other party) to the losing party if the facts and circumstances indicate the losing party should bear more of the expense and costs of the arbitration taking into account intentional misconduct, delay, abuse of process or general gross negligence.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WHITE ELECTRONIC DESIGNS CORPORATION
By:
	Name:	Dante V. Tarantine
	Title:	Executive Vice President

BOWMAR LLC
By:
	Name:	Harold B. Benson
	Title:	President

EXECUTION VERSION
EXHIBIT A
DEFINITIONS
“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
“Additional Agreements” means the Bill of Sale, the Deed, the Assumption Agreement and the Promissory Note.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Assigned Contracts” means the written or oral contracts, subcontracts, agreements, commitments, leases or other instruments to which Seller is bound relating to the Business or the Purchased Assets as listed on Schedule 2.01(a)(iv) and which Seller intends to assign to Purchaser in connection with the Contemplated Transactions.
“Assumption Agreement” means the Assignment and Assumption Agreement to be executed by the Purchaser and the Seller at the Closing, substantially in the form of Exhibit A.
“Bill of Sale” means the Bill of Sale and Assignment to be executed by the Seller at the Closing, substantially in the form of Exhibit B.
“Business” shall mean the business conducted by the Seller’s Fort Wayne, Indiana operations (also known as the Electromechanical Products Division and/or the Bowmar Instruments Division), including (without limitation) the manufacture, sale, installation and servicing of build-to-print mechanical, electromechanical, and electronic assemblies, and interface products.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in United States.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.
“Contemplated Transactions” means those transactions contemplated to be consummated in this Agreement and the Additional Agreements.
“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, excise, value added, transfer, stamp, stock transfer, real or personal property transfer or gains and similar Taxes.
“Deed” means the instrument of conveyance customary to the applicable jurisdiction to be executed by the Seller at the Closing in order to convey to the Purchaser the Seller’s interest, if any, in each parcel of Real Property substantially in the form set forth in Exhibit C.
“Deferred Tax Asset” means any Tax benefit recognized for the estimated future tax effects attributable to temporary differences and carryforwards of the Business arising from Taxes incurred pre-Closing.”
“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.
“Employee Benefit Plan” means and includes any Pension Plan, Welfare Plan and any bonus, profit-sharing, severance, deferred compensation, annuity, retirement, stock option, stock purchase, executive compensation, incentive compensation, educational assistance, fringe benefit, insurance or other plan or arrangement whether oral or written providing benefits to a current or former employee, director or consultant of the Business provided by Seller prior to Closing Date.
“Environmental Laws” means any and all international, federal, state, and local statutes, laws, regulations, ordinances, orders, common law, and similar provisions having the force or effect of law, concerning public health or safety, worker health or safety or pollution or protection of the environment, including but not limited to, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq. whether currently in existence or hereafter enacted or which govern: (i) the existence, cleanup, removal and/or remedy of contamination or threat of contamination on or about owned or leased real property; (ii) the emission or discharge of Hazardous Materials into the environment; (iii) the control of Hazardous Materials; or (iv) the use, generation, transport, treatment, storage, disposal, removal, recycling, handling or recovery of Hazardous Materials, including building materials.
“Environmental Reports” means any and all environmental review and assessment reports and all further inspections, assessments or reports conducted on or with respect to the environmental conditions of, on, in or under the Real Property or the compliance with Environmental Laws of the facilities owned, leased or operated by the Seller at any time with respect to the Business.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Excluded Taxes” means all Taxes relating to the Purchased Assets or the Business for any Pre-Closing Period. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes relating to the Purchased Assets allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the Pre-

Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) relating to the Purchased Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.
“Fixed Assets” means all furniture, fixtures and other fixed assets primarily used in connection with the Purchased Assets or the Business.
“Fundamental Change” means any of the following occurring to Seller: (A) any sale or transfer of all or substantially all of the assets of the Seller to an entity not under direct or indirect control by, or under common control with, the Seller; (B) a merger or consolidation involving the Seller, unless the shareholders of the Seller receive in the transaction, with respect to their stock in Seller, stock or other securities representing eighty percent (80%) in voting interest of the acquiring entity’s equity securities; (C) any sale of a majority voting interest of the outstanding stock of the Seller by the holders thereof in a single transaction or series of related transactions; or (D) any change in a majority of the members of the Board that occurs in any twelve (12) month period.
“GAAP” means generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Persons as may be approved by the accounting profession, which are applicable to the circumstances as of the date of determination and which are applied on a consistent basis.
“Governing Documents” means, with respect to any Person, the articles of incorporation, articles of formation, partnership certificates, bylaws, partnership agreement or other organizational or governing documents of such Person.
“Governmental Authority” means any nation or government, any state or other political subdivision, and any entity exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means any material or substance: (i) which is defined as a “hazardous substance”, “pollutant” or “contaminant” pursuant to CERCLA and amendments thereto and regulations promulgated thereunder; (ii) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (iii) which is defined as a “hazardous waste” pursuant to RCRA and amendments thereto and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls (PCBs); (v) containing asbestos; (vi) which is radioactive, including but not limited to radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation; (vii) which is a pesticide, fungicide, fertilizer or defoliant; (viii) which is biologically hazardous, infectious carcinogenic, mutagenic or etiologic; (ix) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy; (x) which is defined as a “hazardous waste”, “hazardous substance”, “pollutant” or “contaminant” or other such terms used to define a substance having an adverse effect on the environment under any federal, state or local statute, regulation or ordinance; (xi) any toxic, flammable, explosive, dangerous, corrosive or otherwise hazardous substance, material or waste which is regulated by any federal, state or local governmental authority; or (xii) which causes a nuisance upon or waste to real property.
“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
“Indemnifying Party” means the Seller pursuant to Section 8.02 and the Purchaser pursuant to Section 8.03, as the case may be.
“Insurance Policy” means that certain policy from ACE/INA Policy No. PPL G24885082-001 indemnifying from certain liability concerning environmental conditions on the Real Property.
“Intangible Pension Asset” means the assets of the Pension Plan associated with the labor union of the Business immediately prior to Closing.
“Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including trade secrets and know-how, plans, blueprints, customer lists and (e) registrations and applications for registration of the foregoing.
“Inventories” means all inventory, merchandise, finished goods, work in progress, obsolete or slow moving inventory, and raw materials primarily related to the Business and maintained, held or stored by or for the Seller, as of the Closing, and any prepaid deposits for any of the same.
“IRS” means the Internal Revenue Service of the United States.
“ITAR” means the International Traffic in Arms Regulations, which is codified in Parts 120 through 130 of Chapter 22 of the Code of Federal Regulations.
“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
“Licenses” means all foreign, federal, state and local Governmental franchises, permits, licenses, certificates or other authorizations held by Seller in connection with the Purchased Assets.
“Litigation Rights” mean all claims and rights concerning any Proceeding in connection with or with respect to the Business or the Purchased Assets in which Seller is a claimant.

“Machinery and Equipment” means all tools, jigs, hardware systems, equipment, machinery, office equipment and vehicles primarily used in connection with or related to the Business or the Purchased Assets.
“Material Adverse Effect” means any circumstance, change in or effect on the Business that is (or reasonably could be based on the facts and circumstances existing at the time) materially adverse to the assets, results of operations or the financial condition of the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries in which the Business operates (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees or (iii) any delays or cancellations of orders for products or services, (d) any reduction in the price of services or products offered by the Business in response to the reduction in price of comparable services or products offered by a competitor, (e) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of the Purchaser, and (f) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof.
“Material Contract” means written or oral contracts, subcontracts, agreements, commitments, leases or other instruments to which Seller is bound relating to the Business or the Purchased Assets that cannot be terminated by Seller without liability on not more than thirty (30) days notice or that requires payments to or from Seller aggregating $30,000 or more, including without limitation, any agreement to provide services or materials or to acquire any assets or properties and all material third party warranties and claims for warranties relating to the Business or the Purchased Assets.
“Non-consented Contract” shall have the meaning set forth in Schedule 3.2.
“Novation Contract” shall have the meaning set forth in Schedule 3.2.
“Order” means any order, ruling, decree, judgment or stipulation to which either Seller is a party or by which either Seller or any of the Purchased Assets are bound, by or with any Governmental Authority.
“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Post-Closing Period” means any taxable period (or portion thereof) beginning after the date of the Closing.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the date of the Closing.
“Prepaid Expenses” means all prepaid expenses, deposits, advance payments, claims for refunds, credits and the like, including postal and utility deposits, if any, and other prepaid items relating to the Purchased Assets.
“Proceeding” means action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Authority.
“Promissory Note” means the promissory note from the Purchaser to the Seller substantially in the form of Exhibit D.
“Property Taxes” means real and personal ad valorem property Taxes and any other Taxes imposed on a periodic basis and measured by the level of any item.
“Purchase Price Bank Account” means a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least five Business Days before the Closing.
“Real Property” means the real property commonly known as 8000 Bluffton Road and 3005 Commercial Road, Fort Wayne, Indiana together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, improvements equipment and items of personal property of the Seller attached or appurtenant thereto and, to the extent transferrable, all easements, licenses, rights, permits, approvals, licenses, services and appurtenances relating to the foregoing.
“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.
“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.
“Requirements of Law” means, with respect to any Person, the Governing Documents of such Person and any statute, law, treaty, rule, regulation, order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation Environmental Laws.
“Seller’s Knowledge” means the knowledge of the following individuals: Dan Tarantine, Leslie Striedel, Dan Wyss and Scott Ford, except for purposes of Section 3.07(b)(iv) it shall mean the knowledge of Dan Tarantine and Leslie Striedel. A Person will be deemed to have knowledge of a particular fact or other matter if: (i) that individual is actually aware of the fact or matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the ordinary course of business, without the assumption of any investigation regarding the fact.
“Straddle Period” means any taxable period which includes a day before the Closing Date and ends after the Closing Date.
“Tangible Assets” means all of the Fixed Assets, Machinery and Equipment, and improvements thereto.
“Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.
“Tax Returns” means any and all returns, reports and forms (including, elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.
“Transferred Intellectual Property” means all Intellectual Property included by the Seller in the Purchased Assets.
“Unfunded Obligations” means any and all liabilities to employees arising under the Union Pension Plan, with respect to employee service rendered prior to the Closing Date.
“Union Pension Plan” means the Seller’s non-contributory pension plan for eligible union employees at its Fort Wayne, Indiana facility.
“Warranties” means all written warranties, guaranties and assurances provided in respect of the products of the Business.

EXECUTION VERSION
EXHIBIT A
FORM OF ASSUMPTION AGREEMENT

EXHIBIT B
FORM OF BILL OF SALE

EXHIBIT C
FORM OF DEED

SPECIAL WARRANTY DEED
          THIS INDENTURE WITNESSETH, that WHITE ELECTRONIC DESIGNS CORPORATION, an Indiana corporation and successor by merger with Bowmar Instrument Corporation, an Indiana corporation (“Grantor”), conveys and specially warrants to BOWMAR, LLC, an Indiana limited liability company (“Grantee”), for the sum of Ten and no/100 Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the following described real estate in Allen County, State of Indiana:
          (See attached and incorporated Exhibit “A” for description of the real estate.)
          This conveyance is made subject to:
a.	Real estate taxes for 2009 due and payable in 2010 and all such taxes thereafter; and

b.	Any and all easements, rights-of-way, orders, agreements and restrictions of record.
          Grantor, as its sole warranty herein, specially warrants to Grantee, its successors and assigns, that it will forever defend title to the real estate (subject to all matters to which this conveyance is hereinabove made subject) against only those claims of persons claiming title to or asserting claims affecting title to the real estate, or any part thereof, by, through or under Grantor, but not otherwise.
          The undersigned person executing this Special Warranty Deed on behalf of Grantor represents and certifies that he is authorized to execute and deliver this Special Warranty Deed; that Grantor has full capacity to convey the real estate described in Exhibit “A”; and that all necessary action for the making of such conveyance has been taken.

          IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed as of the ___ day of March, 2010.

WHITE ELECTRONIC DESIGNS CORPORATION, an Indiana corporation
By:
Its:

STATE OF ________________ )
) SS:
COUNTY OF ______________ )
          Before me, a Notary Public in and for said County and State, personally appeared                                         , known by me to be the                      of White Electronic Designs Corporation, an Indiana corporation, and being first duly sworn, acknowledged the execution of the foregoing Special Warranty Deed for and on behalf of said corporation.
          Witness my hand and Notarial Seal this            day of March, 2010.

Signature

Printed

My County of Residence

My Commission Expires:

          I affirm, under the penalties for perjury, that I have taken due care to redact all social security numbers or tax identification numbers from this document, except as required by law.

This instrument prepared by and return Deed to: Marc D. Pfleging, Baker & Daniels LLP, 600 E. 96th Street, Suite 600, Indianapolis, Indiana 46240
          Send tax bills to: Bowmar, LLC, Attn: H. Bix Benson, 200 East Main Street, Suite 540, Fort Wayne, Indiana 46802

EXHIBIT “A”
Parcel I:
Part of the Southeast Quarter of Section 33, Township 30 North, Range 12 East, Allen County, Indiana more particularly described as follows:
Beginning at a point on the East line of the Southeast Quarter of Section 33, Township 30 North, Range 12 East in Allen County, Indiana, said point being situated 225.0 feet South of the Northeast corner of the said Southeast Quarter of Section 33, Township 30 North, Range 12 East; thence South 550.0 feet along the said East line of the Southeast Quarter of Section 33, Township 30 North, Range 12 East; thence West 792.0 feet on a line parallel with the North line of the said Southeast Quarter of Section 33, Township 30 North, Range 12 East; thence North 550.0 feet on a line parallel with the aforementioned East line of the Southeast Quarter of Section 33, Township 30 North, Range 12 East; thence East 792.0 feet on a line parallel with the aforementioned North line of the Southeast Quarter of Section 33, Township 30 North, Range 12 East, to the place of beginning, containing 10.00 acres of land, more or less.
Parcel II:
A 10-acre tract, between Commercial Road and Exchange Road, West of the Bluffton Road, in the Southeast Quarter of Section 33, Township 30 North, Range 12 East, described as follows:
Beginning at a point on the centerline of the aforementioned Commercial Road, said point being situated 225 feet South and 792 feet West of the Northeast corner of the Southeast Quarter of Section 33, Township 30 North, Range 12 East; thence South parallel to the East line of the aforementioned Southeast Quarter of Section 33, Township 30 North, Range 12 East 550 feet; thence West parallel to the North line thereof 792 feet; thence North 550 feet parallel to the aforementioned East line thereof; thence East 792 feet to the point of beginning, containing 10 acres of land, more or less.

EXHIBIT D
FORM OF PROMISSORY NOTE

PROMISSORY NOTE

$300,000.00	Ft. Wayne, Indiana
March 25, 2010
     FOR VALUE RECEIVED, the undersigned, Bowmar, LLC, an Indiana limited liability company (“Borrower”), unconditionally promises to pay to the order of White Electronic Designs Corporation, an Indiana corporation (“Lender”), the principal sum of Three Hundred Thousand and 00/100 Dollars ($300,000.00). Principal shall be paid by the Borrower in lawful money of the United States of America at Lender’s address shown below, or at such other address as the Lender may designate in writing to the Borrower.
PAYMENT. Principal shall be paid by the Borrower as follows: on the First and Second Anniversary of the date of this Note, Borrower shall make payments to Lender in the amount of One Hundred Fifty Thousand Dollars ($150,000) each. So long as no Event of Default has occurred, interest shall not accrue on the outstanding principal balance.
PREPAYMENT. Borrower shall have the right at any time to prepay the principal balance hereof without penalty in whole or in part.
DEFAULT. The failure to make any payment when due shall be deemed an “Event of Default” hereunder,
          Upon the occurrence of any Event of Default hereunder at the option of the Lender, without notice to the Borrower, the entire indebtedness evidenced hereby shall become immediately due and payable. In addition, at Lender’s option, upon the occurrence of an Event of Default, interest on the outstanding principal shall commence accruing at the rate of 10% per annum. Borrower further promises to pay any and all costs of collecting the amount due hereunder, including, without limitation, reasonable attorney fees. No delay on the part of the Lender in the exercise of any of the aforesaid rights or remedies shall operate as a waiver thereof, and no single or partial exercise of any right or remedy by the Lender shall preclude the exercise of any other right or remedy. Any remedy provided hereunder shall be in addition to all other remedies available to Lender and such remedies shall be cumulative.
SETOFF. This Note is issued in connection with that certain Asset Purchase Agreement between Borrower (as Buyer) and Lender (as Seller) of even date herewith (the “Asset Purchase Agreement”). Amounts due hereunder may be subject to setoff if Lender owes any amounts to Borrower under the Asset Purchase Agreement, but only to the extent of the amounts so owed by Lender.
NOTICES. Any notice or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by confirmed facsimile transmission, telex, telecopy or other wire transmission (with request for confirmation in a manner typical with respect to communications of that type), overnight air courier (postage prepaid), or registered or certified mail (postage prepaid with return receipt requested) addressed to the respective party and their counsel at the addresses for notices set forth in the Asset Purchase Agreement.
Unless otherwise specified herein, notices shall be deemed received (a) on the date delivered, if delivered personally, by wire transmission or confirmed facsimile transmission; (b) on the next business day after deposit with an overnight air courier; or (c) three (3) business days after being sent, if sent by registered or certified mail.
WAIVER. The Borrower and all endorsers, sureties and guarantors hereby jointly and severally waive presentment, demand for payment, notice of dishonor, notice of protest, and protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this instrument (except for any notice or grace period expressly provided in this Note); and agree that no obligation hereunder shall be discharged by any extension, indulgence or release given to Borrower or to any guarantor or other person or by the release or non-enforcement of any security or guaranty given in connection herewith. Notwithstanding anything herein to the contrary, nothing shall limit any rights granted to Lender by other instruments or by law. All amounts payable under this Note shall be payable without relief from valuation and appraisement laws.
PARTIAL INVALIDITY. If any provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable in any manner, the remaining provisions of this Note shall nonetheless continue in full force and effect without being impaired or invalidated in any way. In addition, if any provision of this Note may be modified by a court of competent jurisdiction such that it may be enforced, then that provision shall be so modified and as modified shall be fully enforced.
GOVERNING LAW. This Note is being executed and delivered in the State of Indiana and shall be governed by and be construed in accordance with the laws of the State of Indiana. The Borrower agrees that all actions arising from or in connection with this Note shall, be litigated only in the United States District Court for the Northern District of Indiana, or the Allen County Indiana Circuit Court, and the Borrower consents to the jurisdiction and venue of these courts.
WAIVER OF JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF ANY LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO THIS PROMISSORY NOTE.
[SIGNATURE PAGE FOLLOWS]

Promissory Note — Bowmar, LLC to White Electronics Design Corporation	Page 2 of 3

“Borrower” Bowmar, LLC, an Indiana limited liability company
By:
H. Bix Benson, Member

Promissory Note — Bowmar, LLC to White Electronics Design Corporation	Page 3 of 3

EXHIBIT 2.03(b)
ALLOCATION OF PURCHASE PRICE